Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NU RIDE inc.

Pursuant to Section 242 of the General Corporation Law of the state of Delaware (the “DGCL”), the undersigned, an authorized officer for Nu Ride Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST:	The name of the Corporation is Nu Ride Inc.

SECOND:	The Third Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on March 13, 2024, is hereby amended solely to reflect a change in the name of the Corporation by deleting Article 1 thereof in its entirety and replacing it with the following:

“The name of the corporation is Stark Novus Financial Inc. (the “Corporation”).”

THIRD:	This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by an authorized officer of the Corporation on this 21st day of July, 2026.

/s/ Alexander C. Matina
Name:	Alexander C. Matina
Title:	Chief Executive Officer, President, Treasurer, and Secretary